Exhibit 10.2

STOCK PURCHASE AGREEMENT

dated as of September 22, 2014

by and among

PRIORITY FULFILLMENT SERVICES, INC.,

MARK MOSKAL

and

NEIL NYLANDER

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 22, 2014, is made by and among PRIORITY FULFILLMENT SERVICES, Inc., a Delaware corporation (“Purchaser”), MARK MOSKAL, an individual (“Mark”), and NEIL NYLANDER (“Neil”) (each of Mark and Neil being also referred to herein as a “Seller” and collectively referred to herein as the “Sellers,” and the Purchaser and the Sellers, individually and collectively, also being referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Sellers own all of the legal and beneficial interest in the Shares (as hereinafter defined) of LIVEAREALABS, INC., a Washington corporation (the “Company”); and

WHEREAS, the Sellers and the Purchaser wish to enter into this Agreement to evidence their understanding and agreement regarding the sale, transfer and assignment of all of the Shares to the Purchaser, for the consideration and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Section 1.1     Certain Definitions. In addition to the terms defined in the Preamble hereto, as used in this Agreement, the following terms have the respective meanings set forth below.

“2014 Earn-out” has the meaning set forth in Section 2.3(a).

“2015 Earn-out” has the meaning set forth in Section 2.3(b).

“2015 Earn-out Target” means Adjusted EBITDA for calendar year 2015 of $1,050,000.00 or greater.

“Accounting Firm” has the meaning set forth in Section 2.2(b)(ii)(B).

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Adjusted EBITDA” means, for any applicable period, EBITDA adjusted and determined in accordance with Schedule 2.3.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 4.17.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Document(s)” means all of and each agreement, document, instrument or certificate contemplated by this Agreement (other than this Agreement) to be executed in connection with the transactions contemplated hereby.

“Applicable Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law, domestic or foreign, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a)(i).

“Base Balance Sheet” means the balance sheet of the Company as of June 30, 2014, as adjusted and set forth on Schedule 1.1(a).

“Base Total Capital” means the line item “Base Total Capital” shown on the Base Balance Sheet.

“Business Day” means any day, other than a Saturday, Sunday or other day, on which commercial banks in New York City are permitted or required to close.

“Business Intellectual Property” means (a) all Intellectual Property owned by the Company (in whole or in part), including the Intellectual Property listed on Schedule 4.11(a), and (b) the Intellectual Property licensed to the Company under the IP Contracts or for which the Company has other valid rights to use.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” means, as finally determined in accordance with the provisions of Section 2.2(b), a balance sheet of the Company as of September 30, 2014, as adjusted in accordance with the provisions of Schedule 2.2(b), in each case, as finally determined in accordance with the provisions hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Software” means commercially available non-custom Software such as, by way of example, Microsoft Office.

“Commercial Software Contract” means any Contract under which a Company licenses or has a right to use Commercial Software on standard terms involving annual payments from the Company of less than $25,000.

“Common Stock” means the common stock, no par value, of the Company.

“Company” has the meaning set forth in the Preamble hereto.

“Company Business” means the business of providing ecommerce systems integration, creative, design, technology, marketing and/or strategy services, including implementation and support of ecommerce web platforms.

“Company Employee” has the meaning set forth in Section 7.11(b).

“Company Material Adverse Effect” means (x) a material adverse effect upon the ability of the Sellers to fulfill their respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents and (y) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, financial condition, liabilities, assets or results of operations of the Company, taken as a whole; provided, however, that for purposes of clause (y), any adverse result, occurrence, fact, change, event or effect, directly or indirectly, arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless such matter has a disproportionate effect on the Company relative to other businesses operating in the industry in which the Company operates, in which case any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) changes in GAAP pursuant to which the Company is required to change prior accounting policies or practices, (iv) changes in any Applicable Law or interpretation thereof, or (v) the public announcement or pendency of the transactions contemplated by this Agreement.

“Company Products and Services” has the meaning set forth in Section 4.18(a).

“Company Registered IP” has the meaning set forth in Section 4.11(a).

“Competing Business” has the meaning set forth in Section 7.11(a).

“Consideration” has the meaning set forth in Section 2.2(a).

“Contract” means any written or oral contract, license, agreement, commitment, instrument or other legally binding obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all renewals and extensions thereof, and whether registered or unregistered, and registrations and applications for registration thereof.

“Customer Information” has the meaning set forth in Section 4.11(k).

“DOL” refers to the Department of Labor.

“Earn-out Payments” has the meaning set forth in Section 2.3.

“Earn-out Statement” means, for any calendar year, a written statement setting forth the calculation and determination of the Adjusted EBITDA for such year, as finally determined in accordance with the provisions hereof.

“Earn-out Target” means Adjusted EBITDA of (i) $750,000.00 for calendar year 2014 and (ii) $850,000.00 for calendar year 2015.

“EBITDA” means, for any applicable period, the Company’s net income (loss) for the applicable period before deduction or addition, as the case may be, of: (i) interest expense, net of interest income; (ii) provision for Taxes; and (iii) depreciation and amortization, in each case, for such period, determined in accordance with GAAP as applied in the preparation of the annual financial statements of the Company for such period.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock or unit options, profits-interest awards, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any liability (contingent or otherwise).

“Employment Agreements” has the meaning set forth in Section 8.2(d).

“Environmental Laws” means all Applicable Laws and all orders, policies and guidelines of all Governmental Entities, in each case concerning pollution or protection of the environment, natural resources, and occupational health and safety, as such of the foregoing are enacted and in effect on or prior to the Closing Date, including CERCLA.

“Equity Interest” means, with respect to any Person (the “Issuer”) , any obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Securities of the Issuer, or any options, calls, restricted stock, deferred stock awards, stock units, “phantom” awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, or any other right of any kind under which, pursuant to which or in respect of which the holder thereof may acquire any Security of the Issuer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financial Statements” has the meaning set forth in Section 4.3(a).

“Fundamental Representations” means the respective representations and warranties set forth in Section 4.1(a) and (b), Section 4.2, Section 4.3, Section 4.15, Section 5.1, Section 5.2, Section 5.4, Section 6.2, Section 6.3 and Section 6.4.

“GAAP” means generally accepted accounting principles as in effect on any date of determination.

“Governing Document” means any charter, articles, memorandum, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity, and shall be deemed to include any partnership, stockholders’, members’, registration rights, voting and similar agreements regarding the rights or obligations of the equityholders of such entity.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or (iv) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Hazardous Materials” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, toxic waste, or toxic substance.

“Indebtedness” means, for any Person, (a) all indebtedness or other obligations of such Person (i) for borrowed money or (ii) evidenced by notes, bonds or similar instruments, (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations or title retention policies (excluding trade accounts payable), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all obligations owed pursuant to any letter of credit or interest rate, currency swap or hedging agreement or transaction, (e) any of the foregoing obligations which is secured by a Lien on the property or assets of such Person, and (f) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Insolvent” means that the sum of the debts and other probable Liabilities of a Person exceeds the present fair saleable value of the assets of such Person.

“Intellectual Property” means, as they exist anywhere in the world, all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all Copyrights, Trademarks, Software, Trade Secrets, Patents, Internet Assets, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom.

“Interim Tax Period” means with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Internet Assets” means all internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, URLs and similar rights and items.

“IP Contracts” has the meaning set forth in Section 4.11(b).

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 4.1l(m).

“Knowledge” means, with respect to any Person, the current, actual knowledge of such Person following reasonable inquiries.

“Latest Balance Sheet” means the latest balance sheet included in the Financial Statements.

“Leased Real Property” has the meaning set forth in Section 4.16(a).

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, wages, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, penalties, employee expense obligations and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“License” means, with respect to Business Intellectual Property, any Contract to which the Company is a party pursuant to which the Company grants, or any has obligation to grant, to any Person, such Business Intellectual Property or rights therein, including any right of use thereof, excluding any Contract between the Company and its customers for the sale or provision of Company Products and Services.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those applicable under U.S. securities laws).

“Limitations Representations” means the representations and warranties set forth in Section 4.9, Section 4.10 and Section 4.14.

“LOI” means the non-binding letter of intent dated June 17, 2014 executed by Parent, the Company and the Sellers.

“Loss Contract” has the meaning set forth in Section 4.18(c).

“Losses” has the meaning set forth in Section 10.2(a).

“Material Contract(s)” means, collectively and individually, as applicable, all Contracts listed in Section 4.5(a), Real Property Leases, Personal Property Leases, Services Agreements, IP Contracts and Affiliate Agreements.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Fundamental Representations” means all representations and warranties of the Parties contained herein other than the Fundamental Representations and the Limitations Representations.

“Notice of Claim” means a written notice that specifies in reasonable detail the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by an Indemnified Party.

“Open Source Materials” has the meaning set forth in Section 4.11(i).

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Parent” means PFSweb, Inc., a Delaware corporation.

“Parent Stock” means the common stock, $0.001 par value, of Parent, as the same may be changed into or exchanged for a different number or kind of shares or other securities of the Parent, or of another corporation, whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

“Permits” has the meaning set forth in Section 4.8.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith Proceedings and for which adequate reserves under GAAP have been reserved on the Financial Statements, (b) Liens for Taxes not yet due and payable, (c) Liens described on Schedule 1.1(b), (d) Liens relative to landlords’ and lessors’ interests under leases or rental agreements, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (f) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over leased real property and (g) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information that identifies an individual or is deemed to be personal information under any Applicable Law.

“Personal Property Lease” has the meaning set forth in Section 4.16(b).

“Pre-Closing Tax Period” means any tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all liabilities for Taxes for the Pre-Closing Tax Period and the Interim Tax Period. For purposes of calculating such liability for the Interim Tax Period, the portion of any Tax that is allocable to the Interim Tax Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of any Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of calendar days in the period ending on the Closing Date and (ii) the denominator of which is the number of calendar days in the entire Straddle Period.

“Privacy Policy” has the meaning set forth in Section 4.11(k).

“Proceeding” has the meaning set forth in Section 4.7.

“Purchase and Sale” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Indemnitee” has the meaning set forth in Section 10.2(a).

“Real Property Lease” has the meaning set forth in Section 4.17(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Released Party” has the meaning set forth in Section 7.9.

“Releasing Party” has the meaning set forth in Section 7.9.

“Restrictive Covenant” means the obligations of the Sellers set forth in Section 7.11 hereof.

“Schedules” means the schedules to this Agreement.

“Security” or “Securities” means, with respect to any Person, any shares of common stock, preferred stock or capital stock, membership interests, partnership interests (whether limited, general or otherwise designated) and any other ownership, equity or capital interest of such Person, however described and whether voting or non-voting.

“Seller Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Company or any of the Sellers (in each case to the extent paid or payable by the Company) or for which the Company is otherwise liable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of counsel, accountants, advisors, agents and representatives, and (ii) any success, change of control, special or other bonuses or similar amounts payable by the Company to any employee or director upon or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

“Seller Indemnitee” has the meaning set forth in Section 10.2(b).

“Shares” means 4,000 shares of Common Stock.

“Software” means all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means (i) any and all federal, state, local, foreign or other taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts, unclaimed property liability or other charge of any kind whatsoever imposed by a Governmental Entity, including any interest, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) any liability for amounts described in clause (i) as a result of (1) being a member of an affiliated, consolidated, combined or unitary group, (2) as a transferee or successor, or (3) by contract or otherwise.

“Tax Return” has the meaning set forth in Section 4.14(a).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Total Capital” means the line item designated as Total Capital on the Base Balance Sheet and the Closing Date Balance Sheet, as applicable.

“Trademarks” means all trademarks, service marks, logos, designs, trade names, brand names, and trade dress, including trademarks used in column headings, section names, department names and editorial feature titles, corporate names, and all registrations and applications for registration thereof, and all rights and goodwill associated therewith.

“Trade Secrets” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, mask works, discoveries, developments, inventions, modifications, extensions, improvements, confidential business information, and other confidential or proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“WARN Act” has the meaning set forth in Section 4.12(d).

“Work for Hire Agreement(s)” means any valid and binding Contract between the Company and any Person employed or retained by the Company pursuant to which such Person fully assigns to the Company all Intellectual Property and rights therein created or developed by such Person for, or on behalf of, the Company or within the scope of such Person’s employment or retention or otherwise.

Article 2

PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from the Sellers, all of each Seller’s respective right, title and interest in, to and under the Shares (such purchase and sale of the Shares by the Purchaser shall be referred to collectively as the “Purchase and Sale”).

Section 2.2     Consideration.

(a)      Consideration. The aggregate consideration (the “Consideration”) to be paid by the Purchaser hereunder for the Purchase and Sale and the covenants, agreements and obligations undertaken by the Sellers hereunder, including the Restrictive Covenant, shall consist of the following:

(i)     the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00), to be paid to the Sellers at Closing by (A) a cash payment, by wire transfer to the Sellers in accordance with the wire transfer instructions set forth on Schedule 2.2(a)(i)(A), of the sum of Four Million Dollars ($4,000,000.00) (the “Closing Payment”), subject to the adjustment set forth below, and (B) the issuance to the Sellers of unregistered shares of Parent Stock, having a value of Five Hundred Thousand Dollars ($500,000.00) based upon the volume weighted average price of the Parent Stock upon the NASDAQ Capital Market during the twenty (20) Business Days ending on the Business Day immediately preceding the Closing Date, which shares shall (1) be issued in certificate form, in equal denominations, to each Seller, within ten (10) Business Days following the Closing Date and (2) bear such restrictive legends as may be required under Applicable Law; and

(ii)     the Earn-out Payments.

All amounts referred to in this Agreement are payable in U.S. dollars.

(b)     Adjustment of Closing Payment. The Closing Payment shall be adjusted and finally determined as follows:

(i)     Closing Date Balance Sheet. The Closing Payment shall be adjusted based upon the difference between the Base Total Capital and the Total Capital shown on the Closing Date Balance Sheet as hereinafter provided. For such purpose, the Base Total Capital and the Closing Date Balance Sheet shall be adjusted in accordance with the adjustments set forth on Schedule 2.2(b).

(ii)     Post-Closing Adjustment.

(A)     Purchaser shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to the Sellers, the Purchaser’s calculation of the Closing Date Balance Sheet (the “Purchaser Closing Date Balance Sheet”), together with a calculation of the adjustment to the Closing Payment by, as applicable (1) increasing the amount thereof by the excess, if any, of the Total Capital shown on the Purchaser Closing Date Balance Sheet over the Base Total Capital, or (2) decreasing the amount thereof by the excess, if any, of the Base Total Capital over the Total Capital shown on the Purchaser Closing Date Balance Sheet.

(B)     If the Sellers disagree in whole or in part with the Purchaser Closing Date Balance Sheet, then within thirty (30) days after their receipt thereof, the Sellers shall notify Purchaser of such disagreement in writing (the “Closing Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Closing Notice of Disagreement shall include a copy of Purchaser Closing Date Balance Sheet marked to indicate the specific line items of the Purchaser Closing Date Balance Sheet that are in dispute (the “Disputed Closing Date Balance Sheet Line Items”) and shall be accompanied by the Sellers’ calculation of each of the Disputed Closing Date Balance Sheet Line Items and the Sellers’ calculation of the Closing Date Balance Sheet and their determination of the Closing Payment, as adjusted in accordance with the preceding clause (i). All items that are not Disputed Closing Date Balance Sheet Line Items shall be final, binding and conclusive for purposes of determining the Closing Payment hereunder unless the resolution of a Disputed Closing Date Balance Sheet Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Closing Date Balance Sheet Line Item to the extent of such corresponding effect. In the event that the Sellers do not provide a Closing Notice of Disagreement within such thirty (30)-day period, the Sellers shall be deemed to have accepted in full the Purchaser Closing Date Balance Sheet, and, for purposes of determining the Closing Payment, such Purchaser Closing Date Balance Sheet shall become final, binding and conclusive upon Purchaser and the Sellers. In the event any Closing Notice of Disagreement is properly and timely provided, Purchaser and the Sellers shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Closing Date Balance Sheet Line Items. During the aforesaid thirty (30) day period and until the Closing Date Balance Sheet shall be finally determined as provided herein, Purchaser and the Sellers shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other, in order to prepare, or used in the preparation of, their respective Closing Date Balance Sheet. If, at the end of such period, Purchaser and the Sellers are unable to resolve all Disputed Closing Date Balance Sheet Line Items, then any such remaining Disputed Closing Date Balance Sheet Line Items shall be referred to an independent accounting firm jointly designated by Purchaser and the Sellers (the “Accounting Firm”); provided, that in the event Purchaser and the Sellers cannot mutually agree as to the designation of the Accounting Firm, each such Party will designate an accounting firm, and the two accounting firms will designate a third accounting firm to act as the Accounting Firm, except that Grant Thornton LLP shall not be selected as the Accounting Firm, unless Purchaser and the Sellers mutually agree.

(C)     Purchaser and the Sellers will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.2(b)(ii), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and Purchaser and the Sellers shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) the resolution of the Disputed Closing Date Balance Sheet Line Items. In making any determination of the Disputed Closing Date Balance Sheet Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party, and the Accounting Firm may only make a determination regarding the matters in dispute between Purchaser and the Sellers. Purchaser and the Sellers shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Closing Date Balance Sheet Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request. The determination of the Disputed Closing Date Balance Sheet Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on the Purchaser and the Sellers for purposes of determining the Closing Date Balance Sheet, absent fraud or manifest error, and shall be based solely on the terms of this Agreement and the written submissions by Purchaser and the Sellers and not by independent review or investigation. The Parties agree that judgment may be entered upon the award of the Accounting Firm in any court having jurisdiction pursuant to Section 11.13 hereof.

(D)     Subject to the next sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.2(b). The Purchaser and the Sellers shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 2.2(b), except that in the event that one Party’s determination of the Disputed Closing Date Balance Sheet Line Items as a whole varies by 20% or more from the determination of the Disputed Closing Date Balance Sheet Line Items as a whole by the Accounting Firm hereunder, then such Party shall be solely responsible for the fees and expenses of the Accounting Firm.

(E)     Promptly following (x) the Disputed Closing Date Balance Sheet Line Items have been finally determined or (y) the Closing Date Balance Sheet has been finally determined pursuant to Section 2.2(b)(ii)(B), Purchaser shall prepare, and deliver to the Sellers, the Closing Date Balance Sheet and the calculation of the Closing Payment, as adjusted by, as applicable (1) increasing the amount thereof by the excess, if any, of the Total Capital shown on the Closing Date Balance Sheet over the Base Total Capital, or (2) decreasing the amount thereof by the excess, if any, of the Base Total Capital over the Total Capital shown on the Closing Date Balance Sheet (the Closing Payment, as so adjusted, being hereinafter referred to as the “Final Closing Payment”), whereupon the following payment shall be made as hereinafter provided:

(1)     If the Final Closing Payment exceeds the Closing Payment by $50,000 or more, then Purchaser shall pay to the Sellers an amount in cash equal to such excess in accordance with such payment instructions as the Sellers shall designate; or

(2)     If the Closing Payment exceeds the Final Closing Payment by $50,000 or more, then the Sellers shall pay to Purchaser an amount in cash equal to such excess in accordance with such payment instructions as the Purchaser shall designate.

(3)     For the avoidance of doubt, no payment shall be required under this Section 2.2(b) if the difference between the Base Total Capital and Total Capital shown on the Closing Date Balance Sheet, as finally determined, is less than $50,000.00.

(F)     Any amount payable pursuant to Section 2.2(b)(ii)(E) shall be paid within five (5) Business Days after the delivery of the Closing Date Balance Sheet via wire transfer of immediately available funds to the account designated by the recipient thereof.

(G)     Payments pursuant to Section 2.2(b)(ii)(E) shall be treated for all purposes as adjustments to the Consideration.

Section 2.3     Earn-out Payments. Subject to the term and provisions contained herein, the Purchaser covenants and agrees to pay the Sellers the following amounts (collectively, the “Earn-out Payments”):

(a)     An amount (the “2014 Earn-out”) equal to One Million Dollars ($1,000,000.00) if the Company achieves the Earn-out Target or greater for calendar year 2014.

(b)     An amount (the “2015 Earn-out”) equal to one of the following, as applicable: (i) One Million Dollars ($1,000,000.00) if the Company achieves the Earn-out Target for calendar year 2015, (ii) Two Million Dollars ($2,000,000.00) if the Company achieves the 2015 Earn-out Target, and (iii) a pro rated amount between One Million Dollars ($1,000,000.00) and Two Million Dollars ($2,000,000.00) if the Company’s Adjusted EBITDA for calendar year 2015 is greater than the Earn-out Target but less than the 2015 Earn-out Target (e.g., if Adjusted EBITDA for calendar year 2015 is $950,000.00, the 2015 Earn-out is $1,500,000.00).

(c)     The right to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, is not assignable or transferable (other than by operation of Applicable Law relating to descent and distribution, divorce and community property), may not be pledged or encumbered by the party entitled thereto and does not constitute an equity or ownership interest in Purchaser or the Company.

(d)     As promptly as practicable following the end of each of calendar years 2014 and 2015, but in any event no later than (x) March 31, 2015, in the case of calendar year 2014 and (y) March 31, 2016 in the case of the calendar year 2015, Purchaser shall deliver to the Sellers its calculation of the Earn-out Statement for the immediately preceding calendar year, accompanied by reasonable supporting documentation sufficient to enable the Sellers to verify the calculations contained therein (a “Purchaser Earn-out Statement”).

(e)     If the Sellers disagree in whole or in part with the Purchaser Earn-out Statement, then within thirty (30) days after their receipt thereof, the Sellers shall notify Purchaser of such disagreement in writing (the “Earn-out Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Earn-out Notice of Disagreement shall include a copy of Purchaser Earn-out Statement marked to indicate the specific line items of the Purchaser Earn-out Statement that are in dispute (the “Earn-out Disputed Line Items”) and shall be accompanied by the Sellers’ calculation of each of the Earn-out Disputed Line Items and the Sellers’ calculation of the Earn-out Statement (the “the Sellers Earn-out Statement”). All items that are not Earn-out Disputed Line Items shall be final, binding and conclusive for purposes of determining the Earn-out Payments hereunder unless the resolution of an Earn-out Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered an Earn-out Disputed Line Item to the extent of such corresponding effect. In the event that the Sellers do not provide an Earn-out Notice of Disagreement within such thirty (30)-day period, the Sellers shall be deemed to have accepted in full the Purchaser Earn-out Statement, and, for purposes of determining the Earn-out Payments, such Purchaser Earn-out Statement shall become final, binding and conclusive upon Purchaser and the Sellers. In the event any Earn-out Notice of Disagreement is properly and timely provided, Purchaser and the Sellers shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Earn-out Disputed Line Items. During the Sellers’ aforesaid thirty (30) day period and until the applicable Earn-out Statement shall be finally determined as provided herein, Purchaser and the Sellers shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other in order to prepare, or used in the preparation of, their respective Earn-out Statement. If, at the end of such period, Purchaser and the Sellers are unable to resolve all Earn-out Disputed Line Items, then any such remaining Earn-out Disputed Line Items shall be referred to an Accounting Firm.

(f)     Purchaser and the Sellers will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.3, such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and Purchaser and the Sellers shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) the resolution of the Earn-out Disputed Line Items. In making any determination of the Earn-out Disputed Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party, and the Accounting Firm may only make a determination regarding the matters in dispute between Purchaser and the Sellers. Purchaser and the Sellers shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Earn-out Disputed Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request. The determination of the Earn-out Disputed Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on the Purchaser and the Sellers for purposes of determining the Earn-out Payment absent fraud or manifest error and shall be based solely on the terms of this Agreement and the written submissions by Purchaser and the Sellers and not by independent review or investigation. The Parties agree that judgment may be entered upon the award of the Accounting Firm in any court having jurisdiction pursuant to Section 12.13 hereof.

(g)     Subject to the next sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.3. The Purchaser and the Sellers shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 2.3, except that in the event that one Party’s determination of the Earn-out Disputed Line Items as a whole varies by 20% or more from the determination of the Earn-out Disputed Line Items as a whole by the Accounting Firm hereunder, then such Party shall be solely responsible for the fees and expenses of the Accounting Firm.

(h)     Promptly following (x) the Earn-out Disputed Line Items have been finally determined or (y) the Earn-out Statement has been finally determined pursuant to paragraph (e) of Section 2.3, Purchaser shall prepare, and deliver to the Sellers, the Earn-out Statement and the calculation of the corresponding Earn-out Payment, and within five (5) Business Days thereafter, Purchaser shall pay such Earn-out Payment to the Sellers in accordance with such payment instructions as the Sellers shall designate.

(i)     At Purchaser’s election, up to 25% of the 2015 Earn-out Payment may be made by the issuance of unregistered shares of Parent Stock, which shares shall (i) be valued based upon the volume weighted average price of the Parent Stock upon the NASDAQ Capital Market (or such other principal exchange upon which the Parent Stock shall then be listed for trading) during the twenty (20) Business Days prior to the issuance of the shares and (ii) bear such restrictive legends as may be required under Applicable Law. Any such election by Purchaser shall be exercised by written notice to the Sellers delivered concurrently with the delivery of the Earn-out Statement pursuant to the preceding paragraph (h), and Purchaser shall use commercially reasonable efforts to deliver such shares in certificate or uncertificated form, as the Sellers shall designate, subject to Applicable Law and the ordinary policies and procedures of the transfer agent for the Parent Stock.

(j)     Each Earn-out Payment shall be divided equally and paid and/or issued to each Seller in equal amounts, with each Seller being deemed to have an independent right to his 50% share therein. Payment of each Earn-out Payment to each Seller, individually and not severally, is expressly conditioned upon and subject to compliance by such Seller of his Restrictive Covenant contained herein and subject to such compliance, upon termination of either Seller’s employment under his Employment Agreement without Cause or for Good Reason (as defined therein), the Sellers shall be deemed to have earned the maximum amount of the Earn-out Payments for the calendar year in which such event occurs and each year thereafter, as applicable, which shall be payable (without regard to the amount of Adjusted EBITDA) on the dates and otherwise in accordance with the terms herein.

(k)     Following the Closing and until December 31, 2015, Purchaser shall use commercially reasonable efforts to cause the Company Business to be operated in accordance with the provisions set forth on Schedule 2.3 and, except as set forth therein, Purchaser expressly disclaims any assurance that any Seller will receive any Earn-Out Payment, and Purchaser does not promise or project, nor has promised or projected, any Earn-Out Payment.

Section 2.4     Withholding Rights. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and any other Applicable Law. To the extent that amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts (i) shall be remitted by Purchaser to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

Article 3

CLOSING; ACTIONS AT CLOSING

Section 3.1     Closing. The closing of the Purchase and Sale (the “Closing”) shall take place at 10:00 a.m., U.S. Central time, on September 22, 2014, subject to the satisfaction (or waiver) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of the Purchaser, unless another time, date or place is agreed to in writing by Purchaser and the Sellers. The “Closing Date” shall be the date on which the Closing is consummated, and, regardless of the actual time thereof, shall be deemed effective as of 12:01 a.m., U.S. Central time, on the Closing Date.

Section 3.2     Actions at Closing. Subject to the satisfaction of the conditions precedent set forth herein, at the Closing, Purchaser will pay the Closing Payment against receipt of such certificates, assignments, stock powers or other instruments of assignment and transfer as Purchaser may reasonably require to evidence and effectuate the Purchase and Sale (the “Share Transfer Documents”), whereupon Purchaser shall be absolutely and irrevocably vested with full and unrestricted title and record and beneficial ownership of the Shares, free and clear of any and all Liens, other than as arising through Purchaser.

Article 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers, jointly and severally, hereby represents and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.1     Organization and Qualification.

(a)     The Company is duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)     The Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which such jurisdictions are set forth on Schedule 4.1(b)), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     The Company has made available to Purchaser prior to the date hereof an accurate and complete copy of each Governing Document of the Company. Such Governing Documents are in full force and effect and no other Governing Documents are applicable to or binding upon the Company. The Company is not in violation of any provision of its Governing Documents. No Proceedings to dissolve the Company are pending, or to the Knowledge of the Sellers, threatened. Schedule 4.1(c) sets forth the name of each officer and director of the Company.

Section 4.2     Capitalization of the Company.

(a)     Schedule 4.2(a) sets forth the name and address of each beneficial and record holder of the Shares and the number of Shares so held. Except as set forth on Schedule 4.2(a), there are no: (i) outstanding Equity Interests or Securities of any kind or nature of the Company, (ii) Liens, proxies, voting trusts or voting agreements with respect to any Equity Interests or Securities of the Company, or bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matters on which holders of the Equity Interests or Securities of the Company may vote, (iii) obligations to redeem, repurchase or otherwise acquire Equity Interests or Securities of the Company, or (iv) Equity Interests or Securities of any kind or nature of the Company evidenced by physical stock certificates or other paper form. When transferred to Purchaser at the Closing, the Shares will be owned by Purchaser free and clear of all Liens, other than those arising by virtue of any actions taken by or on behalf of Purchaser. The Shares are duly authorized, validly issued, fully paid and nonassessable, and constitute all of the outstanding Securities of the Company.

(b)     The Company has no Subsidiaries, nor owns any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or controls, directly or indirectly, any other Person, nor is a party to, member of or partner in, any partnership, limited liability company, joint venture or similar business entity.

Section 4.3     Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Company’s Governing Documents, (ii) except as set forth on Schedule 4.3, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any Material Contract, or Permit, (iii) violate any Order or Applicable Law or (iv) result in the creation of any Lien upon any of the assets of the Company.

Section 4.4     Financial Statements; Liabilities; Internal Controls; Solvency; Accounts Receivable.

(a)     Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)     the audited balance sheet of the Company as of December 31, 2013, and the related audited statements of income, cash flows and shareholders’ equity for the fiscal year then ended (the “Audited Financial Statements”); and

(ii)     the unaudited balance sheet of the Company as of June 30, 2014, and the related unaudited statement of income for the six (6) month period then ended (the “Unaudited Financial Statements”).

(b)     Except as specifically disclosed on Schedule 4.4(b), the Financial Statements have been prepared from the books and records of the Company and on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present in all material respects (i) the financial position of the Company as of the dates thereof and (ii) the results of operations, shareholders’ equity and cash flows of the Company for the fiscal periods covered thereby. The Audited Financial Statements have been prepared in accordance with GAAP. To the Sellers’ Knowledge, the Unaudited Financial Statements have been prepared in accordance with GAAP.

(c)     Except as set forth on Schedule 4.4(c) and for matters reflected or reserved against in the Financial Statements, the Company has no Liabilities of any nature, direct, indirect, contingent, liquidated, unliquidated or otherwise, except Liabilities that (i) were incurred since the date of its Financial Statement in the ordinary course of business consistent with past practice that are not material individually or in the aggregate, or (ii) are incurred in connection with the transactions contemplated by this Agreement. The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(d)     True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, statutory registers and other corporate records of the Company have been made available to Purchaser and its representatives, including Grant Thornton LLP, and such books and records have been maintained in accordance with good business practices and Applicable Law.

(e)     Except as set forth on Schedule 4.4(e), the minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the shareholders, the Board of Directors, and any committees of the Board of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

(f)     None of the directors, officers, agents or employees of the Company or any of its Affiliates acting with, on behalf of, or for the benefit of, the Company has established, maintained or created any fund, asset or liability that has not been recorded in the books and records of the Company.

(g)     The Company has established proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection and/or valuation thereof on a current and timely basis.

(h)     The Sellers have no Knowledge of, nor has the Company’s independent auditor notified the Company of, (i) any current material weakness or other deficiencies in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(i)     The Company is not Insolvent nor will be rendered Insolvent by any of the transactions contemplated by this Agreement. The Company is able to pay its Liabilities as they become due in the ordinary course of business, has assets (calculated at fair market value) that exceed its Liabilities, and taking into account all pending and threatened litigation, does not reasonably anticipate that judgments against it in actions for money damages will be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account all other obligations of the Company and the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Company, after taking into account all other anticipated uses of such cash, is sufficient to pay all its debts and judgments of the Company promptly in accordance with their terms.

(j)     All of the accounts receivable reflected in the Financial Statements (the “Accounts Receivable”) represent bona fide transactions of the Company that arose in the ordinary course of business consistent with past practice, are not subject to defenses, setoffs or counterclaims and, to the Sellers’ Knowledge, except as set forth on Schedule 4.4(j) are current and collectible within ninety (90) days of the applicable invoice date. Except as set forth on Schedule 4.4(j), no Person has any Lien on any Account Receivable, and, except in the ordinary course of business consistent with past practice, no request or agreement for material deduction or material discount has been made with respect to any Account Receivable. The Company has not received written notice from any customer that such customer disputes or does not intend to pay any Account Receivable. The reserve for bad debts reflected in the Financial Statements has been determined in accordance with GAAP consistently applied.

Section 4.5     Material Contracts.

(a)     Except for the Contracts listed on Schedule 4.5(a), and other than this Agreement, the Company is not a party to or bound by any:

(i)     Contract that will require a payment by the Company upon or following the Closing hereunder which payment is not payable in the absence of the Closing (such as, by way of example, any Contract that requires payment upon a “change in control” of the Company);

(ii)     commission or sales Contract (A) with any current employee, individual consultant, contractor or salesperson, (B) with any partner of the Company or any marketer or distributor of the Company Products and Services providing for the payment of any commissions or other sales compensation to any employees or agents of such partner or marketer or distributor, or (C) under which a Person provides commission or sales-based services to the Company;

(iii)     Contract that obligates the Company to provide indemnification or a guarantee, including any Contract whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable or indemnify for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(iv)     Contract relating to Indebtedness;

(v)     Contract relating to capital expenditures and involving required annual future payments by the Company in excess of $50,000;

(vi)     Contract under which the Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, other than ordinary equipment leases under which the Company is obligated to make annual lease payments not exceeding $50,000 and which do not require the purchase of the underlying equipment (other than for a nominal amount);

(vii)     Contract under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company;

(viii)     partnership agreement, joint venture, strategic alliance, funding or similar Contract or other Contract involving the sharing of profits, losses, costs or Liabilities with any Person;

(ix)     Contract prohibiting the Company or any Affiliate of the Company from freely engaging in any line of business, or containing covenants that limit or purport to limit the ability of the Company or any Affiliate of the Company to (A) compete in any business or with any Person or in any geographic area, (B) sell, supply, provide or distribute any service or product, (C) hire or solicit Persons for employment, (D) incur or guarantee any Indebtedness or to grant a Lien on the assets of the Company, or (E) use or enforce the Business Intellectual Property rights, including, in each case, any nondisclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(x)     collective bargaining agreement or other Contract with any collective bargaining representative or other Contracts with a labor union, labor organization or similar body;

(xi)     settlement or similar Contract pursuant to which the Company is obligated to pay consideration after the date hereof in settlement of any Proceeding;

(xii)     Contract that relates to any prior (within the past five (5) years) or future disposition or acquisition of properties, of assets or of any interest in any business enterprise by the Company, or any merger or business combination with respect to the Company;

(xiii)     powers of attorney;

(xiv)     Contract (A) providing for the Company to be the exclusive provider or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or services to the Company or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights, (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company, (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person, or (E) pursuant to which the Company has agreed to provide future services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(xv)     Contract that obligates the Company to pay an amount in excess of $100,000 during any twelve (12)-month period after the date hereof or relates to the sale of goods or the provision of services pursuant to which the Company expects to accrue revenue in excess of $100,000 during any twelve (12)-month period after the date hereof;

(xvi)     sales representative, dealer, distribution, joint marketing, data sharing, development, value added re-seller, remarketer, content provider, destination site or similar Contract;

(xvii)     Contract with any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform involving future annual payments to or from the Company in excess of $50,000;

(xviii)     Contract providing for the use, disclosure or sale of any Personal Information;

(xix)     Contract with any Governmental Entity;

(xx)     Contract with any Seller or any Affiliate of any Seller;

(xxi)     Contract for the employment, retention or engagement of any Company employee, consultant, agent or representative which cannot be terminated by the Company without cause and without payment of any premium, penalty, termination fee, severance or similar payment upon not more than 90 days’ prior notice;

(xxii)     Contract (including any end-user Licenses and all Services Agreements) with any customer or client of the Company that provides for the payment of, or is reasonably likely to result in the payment of, fees or other consideration to the Company in excess of $50,000 in the twelve (12)-month period following the date hereof;

(xxiii)     Contract that guarantees or warrants that any of the Company Products and Services is fit for any particular purpose or that guarantees a result or commits to performance levels;

(xxiv)     Contract providing for any License or franchise granted by the Company pursuant to which the Company has agreed to provide any Person with access to source code or to provide for source code to be put in escrow or to refrain from granting License or franchise rights to any other Person;

(xxv)     Contract under which the Company, as licensor or licensee, Licenses or subLicenses any Business Intellectual Property, other than Commercial Software Contracts;

(xxvi)     Contract for the assignment of inventions to or from the Company (other than Work for Hire Agreements);

(xxvii)     Contract under which the Company has any obligation to deliver Company Products and Services in the future in respect of which the Company reasonably expects its operating margin to be earned on such Contract to be lower than its operating margin for the 12 month period ended June 30, 2014 by 25% or more;

(xxviii)     Contract under which the Company has any current or future obligation to issue any Equity Interests or Securities; and

(xxix)     Contract not otherwise included in any of the foregoing that is material to the business of the Company.

(b)     Except as set forth on Schedule 4.5(b), each Material Contract is valid and binding on the Company subject thereto and enforceable in accordance with its terms against the Company and, to the Knowledge of the Sellers, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each Material Contract is in full force and effect and will be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.5(b), the Company and, to the Sellers’ Knowledge, each of the other parties thereto, have performed all obligations required to be performed by it under each Material Contract except where any such non-performance has not caused or will not cause, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not received, nor has the Company delivered, any notice of default or breach or alleging any default or breach under any Material Contract. Except as set forth on Schedule 4.5(b), the

Company has not received any notice from, and the Sellers have no Knowledge of the intention of, any party to terminate any Material Contract or to exercise any option not to renew thereunder. The Company has delivered or made available to Purchaser true, complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available to Purchaser.

Section 4.6     Absence of Changes. Except as set forth on Schedule 4.6, since the date of the Latest Balance Sheet, (i) no Company Material Adverse Effect has occurred or existed, (ii) the Company has conducted its business in all material respects in the ordinary course consistent with past practices and (iii) the Company has not taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.1(c).

Section 4.7     Litigation. Except as set forth on Schedule 4.7, there is no, and during the three (3) year period prior to the date of this Agreement there has not been any, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding, hearing, audit, inquiry, examination or investigation of any nature (each, a “Proceeding”) pending or, to the Sellers’ Knowledge, threatened or under investigation against the Company or the Company’s properties or assets or, to the Sellers’ Knowledge, the Company’s directors, officers or employees. Without limiting the foregoing, there is no Proceeding which (i) is brought by or on behalf of a Governmental Entity, or (ii) seeks injunctive relief or non-monetary damages, nor to the Sellers’ Knowledge, is there any threat of any such Proceeding to be initiated by any third party or Governmental Entity. Except as set forth on Schedule 4.7, the Company is not subject to any outstanding Order.

Section 4.8     Permits; Compliance with Applicable Law.

(a)     Schedule 4.8(a) contains a true, correct and complete list of all permits, licenses, approvals, certificates and other authorizations of any Governmental Entity that are held by the Company or that are otherwise required to permit the Company to conduct its business (collectively, “Permits”). Except as set forth on Schedule 4.8(a), (i) the Company holds, and currently is (and during the last three (3) years has been) in compliance in all material respects with all Permits necessary for the lawful conduct of its business as presently conducted, (ii) all such Permits are (and during the last three (3) years have been) in full force and effect and (iii) during the past three (3) years, (A) no violations have been recorded in respect of any Permit and (B) the Company has not received written notice relating to the revocation or modification of any Permits or alleging that it is not or may not be in compliance with, or has, or may have any, liability under any Permits. No Proceeding is pending or, to the Sellers’ Knowledge, threatened to revoke or limit any Permit, nor has any such Proceeding been pending at any time during the prior three (3) years.

(b)     The Company is, and for the three (3) years has been, in compliance in all respects with all Applicable Laws, except where the failure to be in compliance will not cause a Company Material Adverse Effect. Except as set forth on Schedule 4.8(b), the Company has not received any written communication during the past three (3) years from a Governmental Entity that alleges that the Company is not in compliance with any Applicable Laws which has not heretofore been cured or for which there is any remaining Liability.

(c)     Neither the Company nor its properties or assets, or to the Sellers’ Knowledge, any of the Company’s directors, officers or employees (solely in their capacities as such), are currently, nor have any such Persons been at any time during the past three (3) years, subject to any Orders that would materially impair the Company’s ability to operate its business as presently conducted.

Section 4.9     Employee Plans.

(a)     Schedule 4.9(a) sets forth a true and complete list of each Employee Benefit Plan, and, except as set forth therein, the Company has not created, maintained, offered or incurred any obligation under any other Employee Benefit Plan.

(b)     The Company has delivered the following documents to Purchaser with respect to each of its Employee Benefit Plan: (i) true, correct and complete copies of all documents embodying such Employee Benefit Plan, including all amendments thereto, and all related trust documents, (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all IRS or DOL determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last three (3) years, (viii) all discrimination tests for the most recent three (3) plan years, and (ix) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts.

(c)     Each Employee Benefit Plan has been maintained and administered in all respects in material compliance with its terms and with the requirements prescribed by Applicable Law, including the timely and accurate filing of all reports and returns. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination. The most recent determination notification, advisory or opinion letter for each such Employee Benefit Plan has not been revoked, and, to the Sellers’ Knowledge, no fact or event exists that could reasonably be expected to result in the revocation of such qualified status.

(d)     Except as set forth on Schedule 4.9(d), no plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or its current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)     The Company is not subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company has materially complied with all applicable health care continuation requirements under COBRA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f)     Except as set forth on Schedule 4.9(f), no Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company other than (i) coverage mandated by COBRA, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.9(f).

(g)     There is no contract, plan or arrangement covering any officer, employee or former officer or employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except as set forth on Schedule 4.9(g), execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (iii) trigger any obligation to fund any Employee Benefit Plan.

(h)     Except as set forth on Schedule 4.9(h), no Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no Proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Benefit Plan.

(i)     With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been maintained and operated in compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder. Except as set forth on Schedule 4.9(i), no Securities or Equity Interests in the Company are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(j)     The Company has, and after Closing will have, all power and authority necessary to amend or terminate its participation in each Employee Benefit Plan not mandated to be provided under Applicable Law without incurring any penalty or liability.

Section 4.10     Environmental Matters. Except as set forth on Schedule 4.10: The Company is, and for the previous three (3) years has been, in compliance with all Environmental Laws, except where such non-compliance has not caused, nor will cause, a Company Material Adverse Effect. The Company holds and is (and has been at all times during the past three (3) years) in compliance with all Permits that are required pursuant to Environmental Laws, and has timely applied for all required renewals thereof. During the past three (3) years, the Company has not received any notice of any Proceeding or investigation alleging any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws. Neither the Company nor any of its agents, employees or contractors has Released any Hazardous Materials at, on, under, or from any property currently or formerly owned, leased or operated by the Company, and to the Sellers’ Knowledge, there are no Hazardous Materials at, on, under, or emanating from any property currently or formerly owned, leased or operated by the Company, in each case which could give rise to a material liability of the Company under Environmental Laws.

Section 4.11     Intellectual Property.

(a)     The Company either exclusively owns, free and clear of any Liens, or has a valid written license for or other valid right to use, all of its Business Intellectual Property. Schedule 4.11(a) sets forth a correct and complete list of (i) all registrations of and applications to register any Business Intellectual Property owned by or filed under the name of the Company (“Company Registered IP”), including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing, and (ii) all unregistered Business Intellectual Property which is material to the operation of the business of the Company (other than Commercial Software licensed or used by the Company under a Commercial Software Contract). The Company’s rights in its Business Intellectual Property, including the Company Registered IP, are valid, subsisting and fully enforceable. The Business Intellectual Property of the Company constitutes all of the Intellectual Property rights used in or necessary to, and is sufficient for, the conduct of the Company’s business as currently conducted.

(b)     Except for Work for Hire Agreements or as set forth on Schedule 4.11(b), there are no Contracts to which the Company is a party relating to any Intellectual Property (other than Commercial Software Contracts), including any such Contract pursuant to which the Company has (i) transferred ownership of any Intellectual Property, or granted any License or option to any other Person with respect to any Business Intellectual Property (including any Contract pursuant to which the Company has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code that is part of Business Intellectual Property); or (ii) obtained a license or option to the Intellectual Property of another Person; or (iii) has had Software developed for it by any Person other than the Company (collectively, the “IP Contracts”).

(c)     To Sellers’ Knowledge, the Company has not infringed upon or otherwise violated the Intellectual Property rights of any other Person or received any written claim, charge, demand or notice alleging any such infringement or other violation. To Sellers’ Knowledge, the conduct of its business of the Company as currently conducted and its Company Products and Services do not infringe upon, misappropriate or otherwise violate the Intellectual Property rights or rights of publicity or privacy of, or libels or defames, any other Person or constitute unfair competition or trade practices. The Company is not, nor has been, during the three (3) years preceding the date of this Agreement, a party to any Proceedings, nor, to the Knowledge of the Sellers, are any Proceedings threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license any of the Business Intellectual Property. To the Sellers’ Knowledge, no other Person has infringed or misappropriated or is infringing upon or misappropriating any of the Business Intellectual Property rights of the Company. The Company has not sent any written notice to any third party alleging infringement, misappropriation or unauthorized use of any Business Intellectual Property. None of the Business Intellectual Property of the Company is subject to any Proceeding or Order which restrict in any manner its validity, use, enforceability, transfer or license.

(d)     The Company is not, nor, as a result of the consummation of the transactions contemplated hereby, will be, in breach or violation of any IP Contract. Each IP Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Sellers, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each IP Contract is in full force and effect and will be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.11(d), immediately following the Closing, the Company will be permitted to exercise all of the Company’s rights under all of its IP Contracts to the same extent that the Company would have been able to exercise such rights at such time had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Except as set forth in Schedule 4.11(d), the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated herein and therein, will not result in (i) Purchaser or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property right owned by, or Licensed to, Purchaser or any of its Affiliates, or (ii) Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, in each case, except as otherwise arising by reason of any other Contract, Order or Proceeding to which the Purchaser or any of its Affiliates is a party or by which its property or assets are subject.

(e)     The Company has taken commercially reasonable measures to safeguard and maintain all of its Business Intellectual Property and the secrecy and confidentiality of the Trade Secrets that are part of its Business Intellectual Property. To the Sellers’ Knowledge, there has been no material disclosure by any Person bound by such confidentiality obligations to any third Person who was not bound by a confidentiality obligation to the Company of any Trade Secrets or other confidential information used in connection with the conduct of the business of the Company. The Company has validly maintained, and has not taken any steps that could constitute abandonment of or that could invalidate, its rights in and to its Business Intellectual Property. The Company has complied with all applicable legal requirements and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered IP, including paying all necessary fees and filing all appropriate affidavits, disclosures and renewals with the appropriate Governmental Entities. Schedule 4.11(e) sets forth the various filings, actions and payments that must be made within one hundred eighty (180) calendar days following the date hereof in order to continue to validly maintain, and not abandon, rights in and to the Company Registered IP.

(f)     Except as set forth on Schedule 4.11(f), each present or past founder, manager, officer, employee or consultant of the Company or any other Person who developed any part of the Company Product or Service (including Software) or any other Intellectual Property for the Company that is or will be used, usable or intended for use in connection with the Company’s business has executed a valid and enforceable agreement (true, correct and complete copies of which have been delivered to Purchaser) that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment, engagement or Contract to the Company, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or Contract, such work is a “work made for hire” or work whose first owner is the employer of such Person. To the Sellers’ Knowledge, no such founder, manager, officer, employee or consultant is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such founder, manager, officer, employee or consultant with the Company. No current or former founder, officer, employee, agent or consultant of the Company (i) owns any Intellectual Property rights used or held for use by the Company or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property rights.

(g)     To the Knowledge of the Sellers, no Company Product or Service contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code (collectively, “Malicious Code”) designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Company maintains reasonable measures designed to prevent the introduction of Malicious Code into Company Products and Services, including firewall protections and regular virus scans.

(h)     Except as set forth on Schedule 4.11(h), the Company has not provided or made available to any Person who is not bound by a Work for Hire Agreement the source code to any Software owned, Licensed or used by the Company, and the Company is not bound by or party to any Contract pursuant to which (i) the Company is obligated to provide to any Person any such source code or (ii) the Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, any such source code. No circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee, independent contractor or other agent of the Company. To the extent the Company has provided any source code to any Person, including any independent contractors or other agents of the Company, the Company has required such Persons to enter into a written non-disclosure agreement protecting the confidentiality and proprietary nature of such source code and has required such Persons to implement appropriate security measures (including with respect to the chain of custody of such source code) to protect such source code from unauthorized access or use thereof.

(i)     Schedule 4.11(i) contains a complete and accurate list of all Software that is distributed or made available as “open source software” or “public software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) which is used or intended for use by the Company or in connection with the Company’s business or incorporated in or used or intended for use in connection with the Company Products and Services, including an identification of the applicable open source license agreement, and a description of the manner in which such Open Source Materials are used, including whether (and, if so, how) the Open Source Materials were modified or distributed, by the Company. The Company has complied with the terms of the license agreements applicable to any such Open Source Materials. Except as expressly set forth in Schedule 4.11(i), the Company has not (i) incorporated Open Source Materials in conjunction with any Company Product or Service, (ii) distributed Open Source Materials in conjunction with any Company Product or Service, or (iii) used, incorporated or distributed Open Source Materials that require or could require, or condition or could condition, the use or distribution of such Open Source Materials on, the granting to any Person by the Company of any right or immunity with respect to any Business Intellectual Property (including any requirement or condition that other Software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge).

(j)     To the Knowledge of the Sellers, no funding, facilities (if provided by specific grant or authorization), or personnel of any public or private university, college or other educational or research institution or Governmental Entity were used, to develop or create, any Business Intellectual Property. The Company is not nor has ever been a member of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any Person any license or right to any Business Intellectual Property.

(k)     Schedule 4.11(k) sets forth the privacy policy (a “Privacy Policy”) established and maintained by the Company regarding the collection and use of information from web site visitors or other parties, including from such Persons who submit information to the customers of the Company by using any Company Product or Service (collectively, “Customer Information”). Each Privacy Policy complies with all Applicable Law and the Company properly advises each of its employees of its Privacy Policy and seeks to administer and enforce the terms thereof. Except as set forth in Schedule 4.11(k), the Sellers have no Knowledge of any breach of its Privacy Policy. The Company has not collected any Customer Information in violation of its Privacy Policy or any privacy policy of any other Person. The Company does not use any of the Customer Information it receives through its web sites or otherwise in a manner that in any way violates Applicable Law, its Privacy Policy or the privacy rights of any Person. The consummation of the transactions contemplated hereby and by the Ancillary Documents will not violate (i) the Privacy Policies as they currently exist or as they existed at any time during which any of the Customer Information was collected or obtained or (ii) the privacy policy of any other Person as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.

(l)     Except as set forth in Schedule 4.11(l), the Company, including with respect to its conduct and provision of Company Products and Services, is in compliance with all Applicable Laws that relate to or govern the collection, compilation, use, storage, sale and transfer of Personal Information it receives or obtains in the conduct of its business, including Customer Information. There has been no unauthorized access of the Company’s security systems used for the collection, storage or retrieval of Personal Information or Customer Information or unauthorized access to or, to the Sellers’ Knowledge, misuse of Personal Information or Customer Information.

(m)     The Company has taken reasonable measures consistent with industry practice to protect the information technology systems used by it (“IT Systems”) from Malicious Code. The Company’s IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company as currently conducted and are subject to commercially reasonable disaster recovery and business continuity procedures. In the last eighteen (18) months, there has not been any material failure with respect to any of the IT Systems that has not been fully remedied or replaced. To the Knowledge of the Sellers, there have been no unauthorized intrusions or breaches of the security of the Company’s IT Systems, and the data and information which they store or process has not been corrupted in any discernable manner or accessed without the authorization of the Company.

Section 4.12     Labor Matters.

(a)     Except as set forth on Schedule 4.12(a), currently and during the past three (3) years: (i) the Company has not been a party to, or bound by, any labor Contract with respect to its employees, (ii) no employee of the Company has been employed on any terms other than “at-will employment” or upon terms which restrict or condition the ability of the Company to terminate the employment of the employee without cause, (iii) no labor union, labor organization, or works council has represented any employees of the Company, (iv) no union organization campaign or other activities to organize any employees of the Company or compel the Company to bargain with any labor organization has been in progress, or, to the Sellers’ Knowledge, threatened, and no question concerning representation has arisen respecting employees of the Company, (v) there have been no strikes, walkouts, work stoppages, slowdowns, leafleting, picketing, boycotts, or lockouts, with respect to any employees of the Company, or, to the Sellers’ Knowledge, threats thereof, (vi) there have been no material union grievances or labor arbitrations against the Company, or, to the Sellers’ Knowledge, threats thereof, and the Company has not breached or failed to comply with the provisions of any collective bargaining agreement, and (vii) there have been no unfair labor practice charges, Proceedings, or complaints against the Company before the National Labor Relations Board or other similar Governmental Entity, domestic or foreign, or, to the Sellers’ Knowledge, threats thereof, and the Company has not been found by the National Labor Relations Board or any other Governmental Entity, domestic or foreign, to have engaged in any unfair labor practice in violation of the National Labor Relations Act or any similar Applicable Laws, domestic or foreign.

(b)     To Sellers’ Knowledge, the Company has complied, and is in compliance, with all Applicable Laws relating to labor or employment. Except as set forth on Schedule 4.12(b), during the past three (3) years, the Company has not been subject to any Proceeding with respect to any employment-related issues, including Proceedings before or initiated by the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the Department of Labor, or other Governmental Entity, domestic or foreign, or subject to any fines, penalties, or assessments associated with any such Proceeding.

(c)     Except as set forth on Schedule 4.12(c), the Company has no liability, whether absolute or contingent, including any obligations under any Employee Benefit Plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)     Except as set forth on Schedule 4.12(d), for the last three (3) years, the Company has not experienced or effected any “plant closing” or “mass layoff,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws, domestic or foreign. The Company has not incurred any liability or obligation that remains unsatisfied under the WARN Act or any similar state or local laws, domestic or foreign.

(e)     No present or former employee of the Company has given notice to the Company of any claim against the Company (whether under Applicable Law, any employment agreement or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus, accruals and amounts accruing under Employee Benefit Plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (iv) any violation of any Applicable Law relating to minimum wages or maximum hours of work.

(f)     No Person or Governmental Entity has filed or otherwise commenced any Proceeding against the Company arising out of any Applicable Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards. For the past three (3) years, the Company has not received any written notice from any Governmental Entity alleging a violation of occupational safety or health standards. As of the date hereof, there are no pending workers compensation claims involving the Company and for the past three (3) years, there have not been any workers compensation claims against the Company relating to the workplace setting of the Company.

Section 4.13     Insurance. Schedule 4.13 contains a list of all policies of fire, liability, workers’ compensation, property, casualty, errors and omissions, employment practices, crime, cybersecurity and other forms of insurance (other than insurance relating to any Employee Benefit Plan that is listed in Schedule 4.9(a)) owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto have been paid, no notice of cancellation or termination or intent to cancel has been received by the Company with respect to any such policy during the past three (3) years and are, to Sellers’ Knowledge, of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all Applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company is not in default under any such insurance policies. Except as set forth on Schedule 4.13, (i) the Company has not made any claim under any such policy during the past three (3) years with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (ii) the Company has not received any writing in which an insurer has threatened to cancel any such policy.

Section 4.14     Tax Matters. Except as set forth on Schedule 4.14 (and identified by the corresponding paragraph of this Section 4.14):

(a) The Company is, and has since its formation been, a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code and within the meaning of the Applicable Laws of all states in which the Company is or has ever been required to file state corporate income Tax Returns. The Company has never (i) acquired assets of another corporation in a transaction in which the Company’s Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation that was at any time not an S corporation. The Company has duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed by it and the Company is not presently the beneficiary of any extension of time within which to file any Tax Return; the Company has not waived any statute of limitations with respect to any Tax Return; all Tax Returns filed by the Company are true, complete and correct in all material respects; all Taxes required to have been paid by the Company (whether or not shown on any Tax Return), whether disputed or not, have been duly and timely paid, including Taxes which the Company is required to withhold and any estimated Tax required to be paid for the current taxable year except for Taxes not yet due and payable; Taxes imposed upon the Company have been adequately provided for on the Financial Statements of the Company in accordance with GAAP; and since the date of the Financial Statements, the Company has not incurred any liability for Taxes outside of the ordinary course of business; and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company;

(b)     The Company is not currently the subject of a Tax Proceeding, no such Proceeding is pending or, to the Sellers’ Knowledge, threatened with respect to the Company, and no officer, director or employer responsible for Tax matters of the Company has reason to believe or personal knowledge that any Governmental Entity will propose or assess any additional Taxes with respect to the Company for the subject periods covered by the Tax Returns;

(c)     The Company has not received from any Governmental Entity any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not since been satisfied by payment or been withdrawn nor has the Company been notified by any Governmental Entity of an intent to raise such issues;

(d)     No claim has been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(e)     The Company is not liable for Tax of another Person, as transferee or successor, by contract or otherwise, nor is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnity or sharing agreement. The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.

(f)     The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. The Company has never engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations. The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code;

(g)     No power of attorney granted by or with respect to the Company for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of the Company; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company;

(h)     The Company has provided or made available to Purchaser prior to the date hereof true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company with respect to Taxes and all correspondence by the Company (or its officers, employees or advisors) with any Governmental Entity regarding Taxes of the Company;

(i)     The Company has never changed or revoked, or permitted to be changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to the Company and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods;

(j)     The Company has (i) withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and remitted such amounts to the proper authorities; (ii) paid when due all employer contributions and premiums; and (iii) is in compliance with all reporting obligations and Applicable Laws with respect to employee income Tax withholding, social security, unemployment Taxes and premiums;

(k)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date;

(l)     The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes;

(m)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Applicable Law); and

(n)     Schedule 4.14(n) sets forth: (i) all jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment, (ii) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (iii) those years for which examinations by the Taxing authorities have been completed; and (iv) those taxable years for which examinations by Taxing authorities are presently being conducted. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing authority have been fully paid.

Section 4.15     Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.16     Real and Personal Property; Sufficiency of Assets.

(a)     The Company does not currently own, nor has ever owned, any real property. Schedule 4.16(a) sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (the “Leased Real Property”) pursuant to which the Company is a tenant or has any rights of occupancy or possession. Except as set forth on Schedule 4.16(a), (i) each Real Property Lease is valid and binding on the parties thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) neither the Company, nor, to the Sellers’ Knowledge, the other parties thereto, are in breach or default under each Real Property Lease, and, to the Sellers’ Knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease, (iii) there are no written or oral subleases, concessions or other contracts granting to any Person the right to use or occupy any Leased Real Property, (iv) the execution and delivery of this Agreement, and the consummation of the transaction contemplated herein, do not and will not require the consent, approval, authorization or agreement of any party to, or under, any Real Property Lease, nor will trigger any right of recapture, termination, relocation or other provision set forth therein, (v) to the Sellers’ Knowledge, all buildings, structures, fixtures, building and mechanical systems and equipment and components which are part of any Leased Real Property are in reasonable operating condition, subject to normal wear, and are sufficient for the operation of the Company’s business as presently conducted therein, and comply with all Applicable Law, (vi) to the Sellers’ Knowledge, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (vii) to the Sellers’ Knowledge, no portion of any facility, building, improvement or other structure located on any of the Leased Real Property has suffered any material damage by fire or other casualty within the past three (3) years which has not been substantially repaired or restored, (viii) each Real Property Lease required under Applicable Law to be stamped, recorded or registered with any Governmental Entity has been so stamped, recorded or registered and (ix) the Company has made available to Purchaser prior to the date hereof true, correct and complete copies of each Real Property Lease and the same have not been amended, modified, waived or supplemented except pursuant to written instruments, true, correct and complete copies of which have been delivered or made available to Purchaser.

(b)     Schedule 4.16(b) sets forth a true and complete list of all leases (each a “Personal Property Lease”) of tangible personal property, including equipment, furniture, fixtures, computer hardware and leasehold improvements (the “Leased Personal Property”) pursuant to which the Company is a lessee or has any rights of use or possession. Except as set forth on Schedule 4.16(b), (i) each Personal Property Lease is valid and binding on the parties thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) neither the Company, nor, to the Sellers’ Knowledge, the other parties thereto, are in breach or default under each Personal Property Lease, and, to the Sellers’ Knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Personal Property Lease, (iii) there are no written or oral subleases, concessions or other contracts granting to any Person the right to use or possess any Leased Personal Property, (iv) the execution and delivery of this Agreement, and the consummation of the transaction contemplated herein, do not and will not require the consent, approval, authorization or agreement of any party to, or under, any Personal Property Lease, nor will trigger any right of recapture, termination, relocation or other provision set forth therein, (v) to the Sellers’ Knowledge, all Leased Personal Property are in reasonable operating condition, subject to normal wear, considering the age and ordinary course of use of such property, and are sufficient for the operation of the Company’s business as presently conducted therein, and comply with all Applicable Law, (vi) no portion of any Leased Personal Property has suffered any material damage by fire or other casualty within the past three (3) years which has not been substantially repaired or restored and (vii) the Company has made available to Purchaser prior to the date hereof true, correct and complete copies of each Personal Property Lease and the same have not been amended, modified, waived or supplemented except pursuant to written instruments, true, correct and complete copies of which have been delivered or made available to Purchaser.

(c)     The Company has good, valid and marketable title to all of the tangible assets, properties and interests owned (or a valid leasehold interest with respect to assets that are leased) by the Company and reflected on the Latest Balance Sheet, or acquired after the Latest Balance Sheet Date, free and clear of all Liens, except for Permitted Liens.

(d)     The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.17     Transactions with Affiliates. Schedule 4.17 sets forth all Contracts or other arrangements between the Company, on the one hand, and any Seller, shareholder, partner, member, director, officer, employee or Affiliate of the Company, any member of such Person’s immediate family or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest, or any other Affiliate of any Seller, on the other hand (each, an “Affiliate Agreement”). Except as set forth on Schedule 4.17, the Company is not indebted to any Seller or shareholder, partner, member, director, officer, employee or Affiliate of the Company (or any member of such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest, or any other Affiliate of any Seller), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses and as normal costs and expenses of Employee Benefit Plans, and no such Person is indebted to the Company. Except as set forth in Schedule 4.17, none of the Sellers have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Section 4.18     Product Warranties; Defects; Services.

(a)     To Sellers’ Knowledge, each product (including any Software product) or service (including Software hosted as a service) developed, manufactured, sold, licensed, provided, leased or delivered by the Company, including all deliverables, in any form, thereunder (collectively, the “Company Products and Services”) has been developed, manufactured, sold, licensed, provided, leased or delivered in conformity in all material respects with the specifications for the Company Product and Service and all applicable contractual commitments and all applicable express and implied warranties. The Company has no liability or obligation (and to the Sellers’ Knowledge, there is no basis for any present or future Proceeding against the Company) for replacement or repair of the Company Products and Services or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. Schedule 4.18(a) includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products and Services, and no Company Products and Services is subject to any material warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law.

(b)     Schedule 4.18(b) sets forth all Contracts that obligate the Company to provide Company Products and Services after the date hereof (the “Services Agreements”), and identifies whether any such Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for the Company Products and Services provided thereunder, and a summary of the Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder.

(c)     Except as set forth on Schedule 4.18(c), the Company is not a party to any “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the Contract exceeds either (i) the fees and payments to be received pursuant to such Contract or (ii) the Company’s budgeted expense with respect thereto, and there is no reasonable basis to conclude that any Contract to which the Company is a party will become a Loss Contract.

Section 4.19     Customers and Suppliers. Schedule 4.19 sets forth a correct and complete list of: (i) the names of each of the top 20 customers (as determined by revenue) and suppliers (as determined by amounts incurred) of the Company for the fiscal year ended December 31, 2013 and the 12 month period ended July 31, 2014; and (ii) the total amount of revenues received from, and amounts incurred, from each such customer and supplier, respectively, in such periods. The Company maintains good commercial working relationships with each of the customers and suppliers set forth on Schedule 4.19, and no such customer or supplier has terminated, or threatened to terminate, its relationship with the Company prior to any scheduled contractual expiration. To the Knowledge of the Sellers, the acquisition of the Shares by Purchaser will not adversely affect the relationship of Purchaser (as successor to the Company’s business) with any such customer or supplier or any other Person with whom the Company does business.

Section 4.20     Banks, Officers and Powers of Attorney. Schedule 4.20 lists (i) the name, branch address and account numbers of all banks and financial institutions in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names of all incumbent directors or officers (or similar positions) of the Company and (iii) the names of all persons holding powers of attorney from the Company and the purpose therefor.

Section 4.21     Questionable Payments. Neither the Company nor, to the Knowledge of the Sellers, any of the Company’s directors, officers, persons holding similar positions to directors or officers, agents, employees or any other person or entity acting on behalf of the Company has, on behalf of the Company: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books of account of the Company for the purpose of disguising any unlawful contributions, gifts, expenses or payments, or (v) made or received any bribe, payoff, influence payment, kickback or other unlawful payment.

Section 4.22     Accuracy of Representations. No representation or warranty by the Sellers in this Agreement or any schedule, certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact, event or occurrence which has not been disclosed to Purchaser of which the Sellers have Knowledge which has had or could reasonably be anticipated to have a Company Material Adverse Effect.

Article 5

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants, in each case, as of the date hereof and as of the Closing Date, to Purchaser as follows:

Section 5.1     Authority, Consents and Approvals, No Violations.

(a)     Such Person has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which he is a party has been or will be duly executed and delivered by such Person and constitute the valid, legal and binding agreement of such Person, enforceable against such Person in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(b)     Except as set forth on Schedule 5.1(b), no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which to which he is a party or the consummation by such Person of the transactions contemplated hereby or thereby. Neither the execution, delivery nor performance by such Person of this Agreement or the Ancillary Documents to which he is a party nor the consummation by such Person of the transactions contemplated hereby or thereby will (i) result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Person is a party or by which the Equity Interests or Securities in the Company owned by such Person may be bound or affected, (ii) violate any Order or Applicable Law to which such Person or any of the Equity Interests or Securities in the Company owned by such Person is subject to or bound or (iii) result in the creation of any Lien upon any of the Equity Interests or Securities in the Company owned by such Person.

Section 5.2     Ownership. Such Person is the lawful record and beneficial owner of the Equity Interests or Securities in the Company listed opposite such Person’s name on Schedule 5.2, acquired the same on the date(s) set forth therein and has good, valid and marketable title thereto, free and clear of any Liens, and upon delivery to Purchaser at the Closing of the instruments of transfer set forth in Section 3.2, good, valid and marketable title thereto will pass to Purchaser. Except as set forth in Schedule 5.2, there are no Contracts between such Person and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any Equity Interests or Securities in the Company (a “Shareholders Agreement”), and any and all Shareholders Agreements shall be fully and irrevocably terminated and of no further force and effect as of the Closing. Except as set forth in Schedule 5.2, none of the Equity Interests or Securities in the Company listed opposite such Person’s name on Schedule 5.2 is evidenced by physical stock certificates or other paper form.

Section 5.3     Seller Acknowledgment. Such Person has carefully reviewed this Agreement and the Ancillary Documents to which to which he is a party, and, to the extent believed by such Person to be necessary, has discussed with such Person’s financial and legal advisors, the representations, warranties and agreements being made by the Sellers herein, and after completing such review, consideration and consultation, such Person understands the terms and conditions of hereof and thereof.

Section 5.4     Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

Section 5.5     Litigation. There is no Proceeding pending or, to the Knowledge of such Person, threatened or under investigation, against or affecting such Person or such Person’s properties, assets, Equity Interests or Securities in the Company, nor, to the Knowledge of such Person, is there any reasonable basis therefor, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Article 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller, as of the date hereof and as of the Closing Date, as follows:

Section 6.1     Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Purchase and Sale.

Section 6.2     Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and no other corporate actions on the part of Purchaser are necessary. This Agreement and the Ancillary Documents to which Purchaser is a party has been or will be duly and validly executed and delivered by Purchaser and constitute the valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 6.3     Consents and Approvals; No Violations. No notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Purchaser or the Ancillary Documents to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for those to be done or obtained by the Company and Selling Party and those set forth on Schedule 6.3. Neither the execution, delivery nor performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is, or is specified to be, a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, (b) except as set forth on Schedule 6.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (c) violate any Order or Applicable Law to which Purchaser or any of its properties or assets is subject to or bound, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.4     Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser any of its Affiliates except as set forth on Schedule 6.4.

Section 6.5     Financial Ability. Purchaser has the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6     Investment Intent. Purchaser is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Purchaser shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, Federal and applicable state securities laws.

Article 7

COVENANTS

Section 7.1     Conduct of Business of the Company. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall cause the Company to: (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (c) without the prior written consent of the Purchaser, not do or take any of the following actions:

(i)     take or omit to take any action that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(ii)     declare, set aside or pay a dividend on, or make any other distribution in respect of, any Equity Interests or Securities;

(iii)     reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests or Securities or effect any recapitalization, stock dividends, stock split or like change in its capitalization;

(iv)     acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;

(v)     amend, extend, renew, enter into or terminate any Material Contract (or Contract that would be classified as a “Material Contract” if entered into prior to the date hereof), as applicable;

(vi)     increase the compensation, bonus, pension, welfare, severance or other fringe benefits payable to any Person by more than 5%; make any equity awards to any Person; pay or grant any severance, termination or change-of-control benefit to any Person; adopt, amend or terminate any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect on the date hereof (unless such adoption or amendment is required to reflect applicable changes in the law) or amend the terms of any outstanding equity-based awards; take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in the mandatory provisions, if any, of such Employee Benefit Plan; change the manner in which contributions to Employee Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or make or forgive any loans to directors, members, managers, officers or employees of the Company (other than advances of expenses made in the ordinary course);

(vii)     amend or enter into a collective bargaining agreement;

(viii)     incur or assume any Indebtedness, except current liabilities incurred in the ordinary course of business consistent with past practice;

(ix)     issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests or Securities;

(x)     adopt any amendments to its Governing Documents;

(xi)     make, change or revoke any Tax election, adopt or change any accounting period or any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Closing and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Entity;

(xii)     sell or otherwise dispose of any assets in excess of $25,000 in the aggregate or subject to any Lien any of its properties or assets, except for Permitted Liens;

(xiii)     make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xiv)     write-down or write-up the value of any asset, or write-off any accounts receivable or notes receivable, other than in the ordinary course of business consistent with past practice and in accordance with GAAP and upon notice to Purchaser;

(xv)     accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable, in each case other than in the ordinary course of business consistent with past practice;

(xvi)     settle any Proceedings that, as a condition to such settlement, require payment in excess of $25,000 or result in any limitation of the conduct of the Company’s business;

(xvii)     make any capital expenditures, other than in the ordinary course of business consistent with past practice;

(xviii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix)     incur or commit to any other obligations or liabilities other than in the ordinary course of business consistent with past practice not exceeding, individually or in the aggregate, $25,000;

(xx)     exercise any rights of renewal with respect to any Real Property Lease or Personal Property Lease that by its terms would otherwise expire;

(xxi)     grant any licenses under the Company Intellectual Property rights, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(xxii)     fail to use commercially reasonable efforts to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage;

(xxiii)     cancel, surrender, allow to expire or fail to renew, any Permits;

(xxiv)     materially change an existing line of business or enter into any new line of business; or

(xxv)     authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this clause (c).

Section 7.2     Tax Matters.

(a)     Except for such Taxes which are required to be withheld from payment of the Consideration, all transfer taxes, recording fees and other similar Taxes (and any interest, penalties or additions to Tax with respect thereto) that are imposed on any of the Parties hereto by any Governmental Entity in connection with the transactions contemplated by the Agreement shall be paid by the Party responsible for the payment thereof under Applicable Law.

(b)     The Sellers shall cause the Company to timely file all of its Tax Returns that are due on or prior to the Closing Date, and the Sellers shall cause the Company to timely pay any Taxes shown to be due thereon. Purchaser shall cause the Company to timely file or cause to be timely filed all Tax Returns of the Company that are due after the Closing Date.

Section 7.3     Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Sellers shall cause the Company to: (i) provide to Purchaser and its authorized representatives during normal business hours reasonable access to all books, records, assets, properties and personnel of the Company (in a manner so as to not interfere with the normal business operations of the Company) and (ii) furnish as promptly as practicable to Purchaser and its authorized representatives any information concerning the Company that Purchaser may reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement.

Section 7.4     Efforts to Consummate. Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8 ). Each Party shall use commercially reasonable efforts to notify and to obtain consents of all Governmental Entities and other Persons as necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 7.5     Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall not take, nor permit the Company to take, nor permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives to take, any action to solicit, encourage, initiate, engage in or continue discussions, negotiations or other communications with, provide any information to or otherwise cooperate in any way with, or accept any proposal or offer from, or enter into any agreement with any Person (other than Purchaser or its Affiliates) concerning (i) any direct or indirect purchase of any Equity Interests or Securities of the Company or all or substantially all of the Company’s assets, (ii) any merger, consolidation, business combination, recapitalization, reorganization, or similar transaction involving the Company, or (iii) any other transaction in lieu of or that conflicts with the transactions contemplated by this Agreement (each such transaction, an “Acquisition Transaction”). The Sellers shall notify Purchaser promptly, but in any event within twenty-four (24) hours, orally and in writing if any proposal, offer, inquiry or other contact with or by any Person with respect to an Acquisition Transaction, is made. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.

Section 7.6     Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall use commercially reasonable efforts to assist Purchaser, upon the reasonable request of Purchaser, in arranging meetings and facilitating access for Purchaser and its representatives and Affiliates with mutually agreed upon customers and suppliers of the Company.

Section 7.7     Employee Benefits Matters. If requested by Purchaser, the Sellers shall cause the Company to adopt all necessary resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the Closing Date. Immediately prior to any such termination, the Sellers shall cause the Company to make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). In the event any 401(k) Plan is terminated, the Sellers shall provide Purchaser with a copy of resolutions duly adopted by the Company so terminating any such 401(k) Plan.

Section 7.8     Notification and Schedule Updates.

(a)     From the date hereof until the Closing Date, the Sellers, on the one hand, and Purchaser, on the other hand, shall give prompt written notice to the other Party of any of the following (it being agreed such notification does not constitute a waiver of any other term or provision of this Agreement or any rights hereunder):

(i)     any change, event or action that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Company Material Adverse Effect, (B) result in any representation or warranty of such Party under this Agreement being inaccurate in any respect or (C) result in a breach of any covenant of such Party contained in this Agreement or the failure to satisfy any condition specified in Article 8;

(ii)     any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iv)     the commencement or receipt of written threat of commencement of any Proceeding relating to or involving or otherwise affecting the Company or that relates to the consummation of the transactions contemplated by this Agreement; and

(v)     the damage or destruction by fire or other casualty of any assets of the Company or the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(b)     From the date hereof through the Closing, the Sellers shall promptly supplement or amend the Schedules that they have delivered (i) with respect to any matter first existing or occurring following the date of this Agreement that (A) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or (B) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby and (ii) to the extent necessary to correct any information in the Schedules that was inaccurate as of the date hereof. No such supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8 or the obligations of any of the Parties hereunder.

Section 7.9     Releases. In consideration of the execution, delivery and performance by Purchaser of this Agreement, effective as of the Closing, each of the Sellers, on behalf of himself and his Affiliates (each, a “Releasing Party”) hereby releases, waives, acquits and forever discharges the Company, Purchaser and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Released Party”), from any and all Losses, Liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party and that have accrued or arisen prior to the Closing Date, including those based on any fact or circumstance arising from such Releasing Party’s past or current ownership of any Equity Interests or Securities issued by the Company or any employment or other compensation arrangement or agreement (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers, partners, members or stockholders), whether based on contract or any Applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, however, that nothing in this Section 7.9 shall or be deemed to release any rights or obligations pursuant to, or other rights set forth in, this Agreement and any Ancillary Document.

Section 7.10     Resignation of Officers. At the Purchaser’s request, the Sellers shall obtain the resignations of all of the officers and/or directors of the Company effective as of the Closing, it being understood and agreed that such resignation shall represent solely such Person’s resignation from his or her official officer and/or director capacity with the Company, and shall not otherwise affect such Person’s employment status with the Company, and shall not be deemed a breach or waiver by any such person of any rights under any employment or similar agreement to which such Person is a party.

Section 7.11     Restrictive Covenant. In addition to, and without restriction of, any similar covenant contained in the Employment Agreement, each of the Sellers agrees, as to himself, as follows:

(a)     Commencing on the Closing Date and continuing until March 31, 2018 (the “Restricted Period”), no Seller shall, and each Seller shall cause his Affiliates and representatives not to, (i) engage, either directly or indirectly, for his or its own account or solely or jointly for the benefit of others, in any business, domestic or foreign, which competes with any Company Business (a “Competing Business”) in any country, territory, jurisdiction, state, province, county, city, municipality or town (a “Restricted Territory”) in which the Company or Purchaser or any of their Affiliates now or at any time during the Restricted Period conducts or engages in any Company Business; (ii) solicit, directly or indirectly, any Competing Business in a Restricted Territory from any Person other than to or for the benefit of the Company, Purchaser or any of their Affiliates; (iii) invest, either directly or indirectly, in any Person engaged in any Competing Business in a Restricted Territory; or (iv) divert, entice or otherwise take away from the Company or Purchaser or any of their Affiliates the business or patronage of any customer, client, supplier or vendor, including the Persons listed on Schedule 4.19, or attempt to do so; provided, that nothing contained in this Section 7.11 shall be deemed to prevent any Seller or any Affiliate thereof from owning less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Seller or Affiliate, as applicable, does not have any active participation in the business or management of such entity.

(b)     Commencing on the Closing Date and continuing until the two year anniversary of the Closing Date, no Seller shall, and each Seller shall cause his Affiliates and representatives not to, directly or indirectly, through any Person or contractual arrangement, solicit, recruit, employ or hire, directly or indirectly, any Person who at the time of the Closing or at any time during the two year period thereafter is employed by or engaged to work for Purchaser, the Company or any of their Affiliates, whether as an employee, independent contractor or consultant (a “Company Employee”); provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Employees or the hiring of any Person who, immediately prior to such hiring, has not been a Company Employee for a consecutive period of not less than six (6) months.

(c)     Each of the Sellers acknowledge and confirm that the Restrictive Covenant represents a material inducement to the Purchaser to consummate the Purchase and Sale, and the Purchaser would not have entered into this Agreement in the absence of the Restrictive Covenant contained herein.

(d)     Each of the Sellers acknowledges and agrees that the restrictions and provisions contained in the Restrictive Covenant are reasonable and necessary to protect the legitimate interests of the Purchaser, that the provisions contained in the Restrictive Covenant are required to preserve for the Purchaser the goodwill it is purchasing under this Agreement, that the Purchaser would not have entered into this Agreement in the absence of such Restrictive Covenant, that any violation of such Restrictive Covenant will result in irreparable injury to the Purchaser, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief. The Sellers further specifically acknowledge and agree that the Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such breach, and further agree to pay the reasonable legal fees and expenses incurred by the Purchaser in successfully enforcing the provisions contained herein. The Sellers acknowledge that they have agreed to the Restrictive Covenant with full understanding and acceptance of the terms hereof and that the restrictions imposed herein are fair and reasonable and are required for the protection of the Purchaser and are given as an integral part of the transactions contemplated by this Agreement. The Sellers expressly agree that the provisions contained herein are severable independent covenants and are reasonable limitations as to time, geographical area and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests purchased by the Purchaser. If any of the covenants contained in this Restrictive Covenant, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Restrictive Covenant, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable. The Sellers acknowledge that the parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Restrictive Covenant upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties hereto that such determination not bar or in any way affect the right of the Purchaser to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

Section 7.12     Financial Statements and Reports. From the date hereof to the Closing Date, the Sellers shall cause the Company to furnish to Purchaser as soon as available monthly unaudited balance sheets and monthly income statements of the Company (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

Section 7.13     Further Assurances. From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

Article 8

CONDITIONS TO CONSUMMATION OF THE PURCHASE AND SALE

Section 8.1     Conditions to the Obligations of the Sellers and Purchaser. The obligations of the Sellers and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)     All authorizations, consents, permits, orders or approvals of, or declarations or filings with or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to Applicable Law or any Person under any Material Contract necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred; and

(b)     No Applicable Law, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect.

Section 8.2     Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Purchase and Sale are subject to the satisfaction or, waiver by Purchaser of the following further conditions:

(a)     Each of the (i) Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, (ii) representations and warranties of the Sellers or any of them contained in this Agreement (other than the Fundamental Representations) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and (iii) representations and warranties of the Sellers or any of them contained in this Agreement (other than the Fundamental Representations) that are not qualified as to materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);

(b)     The Sellers shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)     Since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect;

(d)     Each of the Sellers shall have executed and delivered to the Purchaser an employment agreement substantially in the form of Schedule 8.2(d) (the “Employment Agreements”);

(e)     The Sellers shall have executed and delivered the Share Transfer Documents to the Purchaser.

(f)     If so requested, Purchaser shall have received true, correct and complete copies of duly executed written resignations of one or more of the officers and/or directors of the Company.

(g)     Without limitation of Section 8.1(a), the Purchaser shall have received true, correct and complete copies of the authorizations, consents, permits, orders or approvals set forth on Schedule 4.3 and all of the declarations, filings and notices set forth on Schedule 4.3 shall have been properly given and the notice period required thereunder shall have expired and the Sellers shall have delivered to Purchaser evidence thereof, in each case, in form and substance reasonably satisfactory to Purchaser.

(h)     Purchaser shall have received such certificates, affidavits and other documents from the Sellers as it reasonably determines to be necessary or advisable in respect of any Tax withholding from the payment of the Consideration as may be required under Applicable Law.

(i)     The Purchaser shall have received the following certificates, each dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser:

(1)     a certificate executed by the Sellers certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied; and

(2)     a certificate executed by the Sellers, in their capacity as the authorized officers of the Company, certifying (A) the good standing of the Company in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business (with copies of all applicable good standing certificates, certificates of existence or comparable certificates attached to such certificate), and (B) that the Governing Documents of the Company (copies of which shall be attached to the certificate) are all true, complete and correct in all respects and remain unamended and in full force and effect.

(j)     The Purchaser shall have received all other documents reasonably required or requested by Purchaser or its counsel to effectuate, implement or evidence the Purchase and Sale or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.3     Other Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the Purchase and Sale are subject to the satisfaction or waiver by them of the following further conditions:

(a)     The representations and warranties of Purchaser set forth in Article 6 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)     Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date;

(c)     Purchaser shall have delivered a certificate of an authorized officer of Purchaser, dated the Closing Date, certifying (i) that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied certifying, (ii) the good standing of the Purchaser in its jurisdiction of organization (with copies of all applicable good standing certificates, certificates of existence or comparable certificates attached to such certificate), and (iii) that the directors of the Purchaser have duly approved and authorized the execution and delivery of this Agreement and the Ancillary Documents to which Purchaser may be a party and the consummation of the transactions contemplated herein and therein; and

(d)     Purchaser shall have paid the Closing Payment and delivered the shares of Parent Stock in accordance with the provisions of Section 2.2(a)(i).

Article 9

TERMINATION

Section 9.1     Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of Purchaser and the Sellers;

(b)     by Purchaser, if any Seller shall have breached any of the representations or warranties of such Seller set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if any Seller has failed to perform any covenant or agreement binding upon him set forth in this Agreement (including an obligation to consummate the Closing) such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within ten

(10) days after written notice thereof is delivered to the Sellers; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Purchaser is then in material breach of this Agreement;

(c)     by the Sellers, if Purchaser shall have breached any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if Purchaser has failed to perform any covenant or agreement on the part of Purchaser set forth in this Agreement (including an obligation to consummate the Closing) such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within ten (10) days after written notice thereof is delivered to Purchaser; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if any of the Company or Sellers is then in material breach of this Agreement; or

(d)     by either Purchaser, on the one hand, or the Sellers, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is ninety (90) days after the date hereof (the “Termination Date”); provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d).

Section 9.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease with the exception of the provisions of Article 12 (and any defined terms associated therewith), each of which provisions shall survive such termination. Termination of this Agreement shall not be deemed to release, or limit the liabilities of, any Party from any liability or damages arising from any fraud or willful breach by such Party of any representation, warranty or covenant contained in this Agreement.

Article 10

SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Section 10.1     Survival of Representations and Covenants. The representations and warranties of the Parties contained in this Agreement, or in any certificate delivered hereunder, shall survive the Closing until June 30, 2016, except that (a) the Fundamental Representations shall survive indefinitely and (b) the Limitations Representations shall survive until sixty (60) days after any claims based on such sections are barred by the applicable statute of limitations. All covenants and agreements set forth herein requiring performance shall survive the Closing in accordance with their respective terms and shall survive indefinitely if no term is specified.

Section 10.2     Indemnification.

(a)     Subject to the other provisions of this Article 10, the Sellers, jointly and severally, shall indemnify, defend and hold each of Purchaser and the Company and their respective officers, directors, employees, partners, stockholders, Affiliates, agents and representatives, and each of the successors and assigns of any of the foregoing (each a “Purchaser Indemnitee”) harmless from and against any and all damages, losses, liabilities, obligations, claims of any kind, fines, penalties, Taxes, interest, costs or expenses (including reasonable attorneys’, accountants’ and other professionals’ fees and expenses) (collectively, “Losses”) that are incurred or arise out of or result, directly or indirectly, from:

(i)     any breach of any representation or warranty made by the Sellers or any of them contained in this Agreement or in any certificate or other instrument or document delivered by the Sellers to Purchaser pursuant to this Agreement (provided that for the purposes of this clause, qualifications as to materiality, Company Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties shall not be given effect);

(ii)     any breach by any Seller of any of his covenants or agreements contained herein (other than the Restrictive Covenant);

(iii)     any claims by any Person after the Closing relating to any Equity Interests or Securities of the Company; and

(iv)     any Pre-Closing Taxes, Seller Expenses, claim for indemnification or other Liability asserted against or due and owing by the Company by or to any Person or Governmental Entity, or any Proceeding to which the Company may be a party, whether before or after the Closing Date, and arising from any action, event or occurrence in existence prior to or as of the Closing Date, whether or not disclosed in any Schedule hereto, except to the extent reserved against in the Closing Date Balance Sheet (and if so reserved, such exception shall be limited to the amount so reserved).

(b)     Effective as of the Closing, and subject to the other provisions of this Article 10, Purchaser shall indemnify, defend and hold each Seller and his heirs, executors, successors and assigns (each a “Seller Indemnitee”) harmless from any Loss incurred that arises out of or results, directly or indirectly, from:

(i)     any breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate or other instrument or document delivered by Purchaser pursuant to this Agreement (provided that for the purposes of this clause, qualifications as to materiality or other qualifiers of similar import contained in such representations and warranties shall not be given effect); and

(ii)     any breach by the Purchaser of any of its covenants or agreements contained herein.

(d)     The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of an applicable period (which claims shall survive until final resolution thereof).

Section 10.3     Indemnification Claims.

(a)     If any Purchaser Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) seeks indemnification pursuant to this Article 10, the Indemnified Party shall provide the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) with a written notice (the “Notice of Claim”) setting forth, to the extent then known, the reasonable details of its claim and all Losses arising therefrom.

(b)     In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have ten (10) days from its receipt of the Notice of Claim to (i) admit its obligation to provide indemnification, and, without limitation of any future Losses arising thereunder, pay all Losses set forth in the Notice of Claim or (ii) dispute the matters and claim for indemnification set forth in the Notice of Claim (a “Notice of Claim Dispute”). If the Indemnifying Party does not deliver a Notice of Claim Dispute within such ten (10) day period, the Indemnifying Party shall be conclusively deemed obligated to provide such indemnification hereunder and shall be deemed to waive its right to deliver a Notice of Claim Dispute.

(c)     The delivery of a Notice of Claim by an Indemnified Party, or a Notice of Claim Dispute by an Indemnifying Party, shall not restrict or preclude the Indemnified Party or Indemnifying Party, as the case may be, from thereafter asserting or alleging additional matters, including further Losses or defenses, from or in connection with the matters giving rise to the Notice of Claim or Notice of Claim Dispute, as applicable. An Indemnified Party seeking indemnification for a Third Party Claim may also seek indemnification under any applicable clause(s) of Section 10.1 and the same may be set forth in one or more Notices of Claim as the Indemnified Party shall determine in its sole discretion.

Section 10.4     Third Party Claims.

(a)     In the event that an Indemnified Party asserts a claim for indemnification based upon a claim by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”), the Indemnified Party shall provide its Notice of Claim promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(b)     In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall, within ten (10) days of its receipt of the Notice of Claim, notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Third Party Claim under this Article 10. If the Indemnifying Party does not so notify the Indemnified Party within such ten (10) day period, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Party is authorized, prior to and during such ten (10) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests.

(c)     If the Indemnifying Party admits its obligation of indemnification of a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms and provisions herein. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section. An Indemnifying Party shall not, without the written consent of the Indemnified Party, settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party and an obligation of the Third Party Claimant to maintain the confidentiality of such settlement).

(d)     If the Indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, settle or compromise the Third Party Claim, at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, upon such terms as the Indemnified Party shall determine in its sole judgment and discretion.

Section 10.5     Limitations on Indemnification Obligations.

(a)     The Purchaser Indemnitees shall not be entitled to recover Losses for claims made against the Sellers under Section 10.2(a)(i) with respect to breaches of the Non-Fundamental Representations (i) until the total amount which the Purchaser Indemnitees would recover under Section 10.2(a)(i) exceeds $50,000 (the “Basket”), in which case the Purchaser Indemnitees shall be entitled to recover the aggregate amount of all such Losses including the Basket and (ii) for an amount in excess of $5,000,000.00, except that, with respect to Section 4.11, such amount shall be $2,500,000.00; and

(b)     In the event a Purchaser Indemnitee recovers the full amount of Losses sought pursuant to Section 10.2 from an Indemnifying Party and thereafter receives (i) insurance proceeds directly attributable to the, and in payment or reimbursement of, the Losses, (ii) indemnity or contribution amounts from third parties (other than Purchaser or the Company) with respect to such Losses, or (iii) any direct, recognizable Tax benefit as a result of any such Losses, then the Purchaser Indemnitee shall refund to such Indemnifying Party the amount thereof (net of costs of collection and similar costs).

(c)     Any claim for indemnification hereunder arising from a single event or occurrence may be asserted under one or more of the separate clauses set forth in Section 10.2, and the assertion of a claim for indemnification under one clause shall not preclude or restrict the indemnified party from asserting a claim for indemnification under one or more different clauses, provided, however, that any Losses recovered by an Indemnified Party under one clause shall be credited against Losses sought to be recovered under a different clause and arising from the same event or occurrence.

Section 10.6     Limitation on Damages. Except as set forth in Section 7.11 and Section 10.2 (including as is set forth in the definition of Losses), no Party hereto shall be liable for any punitive, special, consequential, incidental, indirect, exemplary or remote damages (other than those required to be paid to a third party as part of a Third Party Claim).

Section 10.7     Exclusive Remedy; Right of Set-Off. Except (i) in the case of fraud, intentional misrepresentation or willful breach, (ii) with respect to the matters covered by Article 2 or Section 7.11 and (iii) in the case of a Party seeking to obtain specific performance of any term or provision of this Agreement, the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the exclusive remedy for the Parties with respect to Section 10.2 of this Agreement. Notwithstanding the foregoing or any term or provision of this Agreement or any Ancillary Document to the contrary, Purchaser shall have the right to set off any Losses of the Purchaser Indemnities for which indemnification is available under Article 10 against any Earn-out Payments.

Section 10.8     Manner of Payment. Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within fifteen (15) days after the determination thereof.

Section 10.9     Tax Classification of Indemnification Payments. For purposes of this Article 10, Losses shall include any Tax costs incurred by an Indemnified Party in respect of any indemnification payments received by it hereunder. The Parties hereto agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the Consideration for all Tax purposes, except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of Applicable Law).

Section 10.10     Right to Indemnification Not Affected by Knowledge. The right to indemnification and payment of Losses based on any breach of representations, warranties or covenants will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations. It is the express understanding and agreement of the Parties that the representations and warranties made by the Parties in this Agreement is for the purpose of, among other things, allocating risk between the Purchaser, on the one hand, and the Sellers, on the other hand, regardless of any due diligence investigation conducted by the Purchaser.

Section 10.11     No Contribution. No Seller or Seller Indemnitee or any of their respective employees or agents shall have any right of contribution, subrogation, right of indemnity or other right or remedy against the Company, or any of its Affiliates, successors or assigns, in connection with any indemnification obligation or any other liability to which he or it may become subject under or in connection with this Agreement.

Article 11

MISCELLANEOUS

Section 11.1     Entire Agreement; Assignment. This Agreement (including the Schedules and the Ancillary Documents) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes the LOI and all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Purchaser and the Sellers; provided, Purchaser may assign this Agreement or any rights or obligations hereunder to any of its Affiliates; provided, further, that any assignment pursuant to the preceding proviso shall not relieve Purchaser of any obligation under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, e-mail or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by facsimile, by e-mail or one day after being sent by overnight courier, to the other parties hereto as follows:

Purchaser:	Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, TX 75013
Att: Tom Madden
Fax: (972) 881-0145
Email: tmadden@pfsweb.com
With a copy to:
Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
Att: Morris Bienenfeld, Esq.
Fax: 973-530-2213
Email: mbienenfeld@wolffsamson.com
Sellers:	LiveAreaLabs, Inc.
3131 Western Ave., Suite 515
Seattle, WA 98121
Attn: Neil Nylander and Mark Moskal
Fax: 425-669-9494
Email: neil@livearealabs.com mark@livearealabs.com
With a copy to:
Myer Law PLLC
2101 Fourth Avenue, Suite 1900
Seattle, WA 98121
Attn: John A. Myer
Fax: 206-922-5516
Email: john@myercorplaw.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 11.3     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

Section 11.4     Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Purchase and Sale is consummated, all fees and expenses incurred in connection with the Purchase and Sale, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party hereto incurring such fees or expenses.

Section 11.5     Construction; Interpretation. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Except as expressly set forth in this Agreement, no Party assumes any other liability or obligation hereunder, including any implied duty of good faith and fair dealing. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (v) the word “will” shall be construed to have the same meaning as the word “shall”; (vi) the phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; and (vii) the term “or” shall not be exclusive.

Section 11.6     Schedules. All Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 11.7     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.8     Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.9     Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by a duly authorized officer of Purchaser and the Sellers, and any purported amendment by any Party or Parties hereto affected in a manner which does not comply with this Section 11.9 shall be void.

Section 11.10     Extension; Waiver. Any agreement on the part of any Party hereto to any extension or waiver of any term or provision hereof shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.11     Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.12     Waiver of Jury Trial; Specific Performance. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. PURCHASER SHALL BE ENTITLED TO PURSUE EQUITABLE RELIEF, INCLUDING THE REMEDY OF SPECIFIC PERFORMANCE, WITH RESPECT TO ANY BREACH OR ATTEMPTED BREACH OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

Section 11.13     Arbitration. Except as otherwise set forth herein, including Article 2 and Section 11.12, all disputes between the Parties arising out of or relating to such Parties’ respective rights and duties under this Agreement, shall be resolved (to the exclusion of a court of law) by final and binding arbitration in accordance with the then existing Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) by a single arbitrator which is mutually agreeable to the Parties; provided, that if the Parties cannot agree upon a single arbitrator within seven (7) Business Days after the date on which any Party demanded arbitration, then the AAA shall select the arbitrator in accordance with its applicable rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification, that discovery was refused or objected to without substantial justification, or that a Party has engaged in any other practice that would justify the imposition of sanctions if the dispute were being litigated in the District Court in the county in which the arbitration is being held. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas County, Texas. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of the AAA, and the expenses, including attorneys’ fees and costs, reasonably incurred by the prevailing Party to the arbitration.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PRIORITY FULFILLMENT SERVICES, INC.
By:
Name:
Title:

MARK MOSKAL

NEIL NYLANDER